Exhibit 99.1

FOR IMMEDIATE RELEASE

Patrick J. Haveron, CPA

Executive Vice President - Chief Executive Officer

Preserver Group, Inc.

95 Route 17 South

Paramus, NJ 07653

201-291-2112

E-mail: phaveron@preserver.com

PRESERVER GROUP ANNOUNCES

NEXT STEPS IN GOING PRIVATE TRANSACTION

PARAMUS, NJ, March 15, 2002 - Preserver Group, Inc. (NASDAQ: PRES) (“Company”) today announced its plans to complete the steps necessary to become a private company owned by members of the Company’s Executive Committee and their affiliates.

As a result of the successful tender offer completed on February 28, 2002, the Company no longer meets the listing requirements of the NASDAQ National Market and on March 18, 2002, expects to file a Form 15 with the Securities and Exchange Commission. As a result, the Company will thereafter no longer need to comply with the periodic reporting requirements of the Securities Exchange Act of 1934 and will delist itself off the NASDAQ National Market effective March 18, 2002.

Prior to March 30, 2002, the Company expects to file an information statement with the SEC under the applicable rules, advising shareholders of the steps that will take place to complete the previously announced Merger. This information statement is expected to include the consent of a sufficient number of shareholders under New Jersey law that will conclude the merger between the Company and an affiliate of the Executive Committee on April 18, 2002. Under this anticipated procedure, the affirmative vote or consent of any other shareholder is not required.

The Merger price per share will be $7.75, the same price per share as in the completed tender offer. Additional information or questions regarding the Merger should be directed to Preserver Group Investor Relations by telephone at 201-291-2112 or by e-mail at sharesv@preserver.com.

The Preserver Insurance Group consists of Preserver Insurance Company, which writes small commercial and homeowners insurance presently in New Jersey, and Mountain Valley Indemnity Company, which writes small and mid-sized commercial insurance presently in New England and New York.  The Preserver Insurance Group is rated B++ (Very Good) by A.M. Best Company.  American Colonial Insurance Company plans to commence operations in New York in 2002, writing commercial lines in tandem with Mountain Valley.

Motor Club of America Insurance Company writes private passenger automobile insurance in New Jersey and is rated B (Fair) by A.M. Best.  North East Insurance Company writes private passenger automobile and small commercial lines insurance in the State of Maine and is rated B (Fair) by A.M. Best.

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THIS NEWS RELEASE IS ALSO AVAILABLE AT

WWW.PRESERVER.COM

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